Exhibit 10.3
L. Phillips Brown DVM
1055 Middlebrook Road
Prescott, Arizona 86303
928-776-8633928-710-3973
www.phillbrowndvm@cablone.net
Position: Veterinary Scientific Advisor and Nutritional Consultant
1. Basic Responsibilities:
•	Serve as company veterinary spokesperson

•	Provide technical support for customer service calls

•	Review current company advertising, claims, literature and product labels

•	Assist with copy for packaging and ancillary sales literature

•	Develop technical sales presentation materials

•	Generate PR materials

•	Provide input in development of new products

•	Monitor pet industry trends, specifically new pet foods and treats

•	Author technical and consumer articles for publication

•	Attend major trade shows and major sales presentations

•	Provide assistance with company website
2. Compensation
•	Basic Responsibilities: $1,200.00 per month payable by the 10th of each month.

•	Per Diem: $500.00 per day of active work plus $200.00 per travel day. Reimbursement of all out-of-pocket expenses within 30 days of receipt of invoice.
3. The Company and the Consultant shall indemnify and hold harmless each other, its officers, directors, stockholders, attorneys and agents from any damages, costs claims, liabilities or expenses (including, but not limited to attorneys’ fees and costs) which may be incurred by reason of any misrepresentation made by the Company, or the Consultant, or otherwise incurred by reason of activities pursuant to this agreement.
4. The Company and the Consultant, its officers, directors, stockholders, employees, agency, principals, representatives and affiliates, shall keep confidential, and exercise all reasonable precautions to keep any Confidential Information, about the Company or relating to any of its products, services or any phase of its operations, business or financial affairs which is not a matter of public record, including without limitation, customers, strategies, techniques, know-how, plans, business methods, technologies, trade secrets, suppliers, recipes, formulae, inventions and computer programs (“Confidential Information”), that is not generally known to the Company’s competitors and is valuable, special and unique to the business of the Company.
5. This letter agreement shall be terminated upon a thirty (30) days written notice by either party, with the exception of paragraphs Four (4), the provisions of which shall survive an additional twenty-four (24) months from the date of termination.

Barry Schwartz	L. Phillips Brown DVM
American Pet Company, Inc.

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